Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Aurora Acquisition Corp. on Amendment No. 2 to Form S-4 (File No. 333-258423) of our report dated February 12, 2021, except for Note 9 as to which the date is August 11, 2021, with respect to our audit of the financial statements of Aurora Acquisition Corp. as of December 31, 2020 and for the period from October 7, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

West Palm Beach, FL

October 28, 2021